Exhibit 15.1

Graph Blockchain Inc.

(formerly Reg Technologies Inc.)

Consolidated Financial Statements

April 30, 2019

(Expressed in Canadian dollars)

Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm	2-3
Consolidated Statements of Financial Position	4
Consolidated Statements of Loss and Comprehensive Loss	5
Consolidated Statements of Changes in Shareholders’ Equity	6
Consolidated Statements of Cash Flows	7
Notes to Consolidated Financial Statements	8-28

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Graph Blockchain Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Graph Blockchain Inc. (the Company) as of April 30, 2019 and 2018, and the related consolidated statements of loss, comprehensive loss, shareholders’ equity, and cash flows for year ended April 30, 2019 and period from the date of incorporation (November 22, 2017) to April 30, 2018, and the related notes (collectively referred to as the consolidated financial statements).

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of April 30, 2019 and 2018, and the results of its consolidated operations and its consolidated cash flows for the year ended April 30, 2019 and period from the date of incorporation (November 22, 2017) to April 30, 2018, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Material Uncertainty Related to Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the Note 2 to the consolidated financial statements, the Company has suffered net losses from operations and has accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Licensed Public Accountants

Chartered Professional Accountants

We have served as the Company’s auditor since 2018.

Toronto, Canada

August 28, 2019

Graph Blockchain Inc. (formerly Reg Technologies Inc.)

Consolidated Statements of Financial Position

(Expressed in Canadian dollars)

	April 30,	April 30,
	2019	2018
	$	$
Assets

Current assets
Cash and cash equivalents	22,171	2,821,279
Trade and other receivables (note 11)	156,825	163,517
Loan receivables (note 10 and 11)	176,324	-
Prepaid expenses and other assets (notes 4 and 10)	306,247	330,856

Total current assets	661,567	3,315,652

Property and equipment, net (note 6)	31,425	20,487

Total assets	692,992	3,336,139

Liabilities and shareholders’ equity

Current liabilities
Accounts payable and accrued liabilities	499,077	176,879
Loan payables (note 10)	115,200	-
Contract liabilities	-	10,000

	614,277	186,879

Total liabilities	614,277	186,879

Shareholders’ equity
Share capital (note 8)	9,449,979	5,197,960
Reserves (note 8)	371,133	75,865
Accumulated other comprehensive income	(84)	-
Deficit	(9,742,313)	(2,124,565)

Total shareholders’ equity	78,715	3,149,260

Total liabilities and shareholders’ equity	692,992	3,336,139

Going concern (note 2)

Signed        “Jeff Stevens”     Director            Signed        “David Posner”     Director

The accompanying notes are an integral part of the consolidated financial statements.

Graph Blockchain Inc. (formerly Reg Technologies Inc.)

Consolidated Statements of Loss and Comprehensive Loss

(Expressed in Canadian dollars, except number of common shares)

	Year ended	Period from
	April 30, 2019	November 22,
		2017 (date of
		incorporation)
		to April 30,
		2018
	$	$
Revenue
Service revenue (note 2)	2,191,864	-

Direct cost (note 10)	2,403,085	-

Gross loss	(211,221)	-

Expenses
Salaries, benefits and management fees (note 10)	1,383,132	106,176
Office and general (note 10)	887,677	196,237
Other operating expenses (note 10 and 11)	1,276,114	393,903
Depreciation and amortization (note 6)	15,964	981
Share based consulting fees (notes 8 and 10)	29,400	1,049,956
Share based compensation (notes 8 and 10)	1,148,419	377,595

	4,740,706	2,124,848

Loss before undernoted items	(4,951,927)	(2,124,848)

Management fees (note 10)	(69,390)	-
Finance income	(14,300)	-
Foreign exchange loss (gain)	7,709	(283)
Listing expense (note 4)	1,556,110	-
Other reverse take-over fees (note 4)	1,185,692	-

Net loss	(7,617,748)	(2,124,565)

Weighted average number of common shares (note 9)	128,640,939	84,572,847

Basic and diluted loss per share (note 9)	(0.059)	(0.025)

Other comprehensive income, net of tax
Foreign exchange translation adjustment	(84)	-

Comprehensive loss	(7,617,832)	(2,124,565)

The accompanying notes are an integral part of the consolidated financial statements.

Graph Blockchain Inc. (formerly Reg Technologies Inc.)

Consolidated Statements of Changes in Shareholders’ Equity

(Expressed in Canadian dollars, except number of common shares)

	Common Shares
					Accumulated
					other
					comprehensive
	Number	Amount	Reserves	Deficit	income	Total
		$	$	$	$	$

Balance – April 30, 2018	109,104,363	5,197,960	75,865	(2,124,565)	-	3,149,260
Net loss for the year	-	-	-	(7,617,748)	-	(7,617,748)
Shares issued under private placement	3,354,867	984,228	-	-	-	984,228
Shares issued to former RegTech shareholders and debtholders	5,954,715	1,250,490	-	-	-	1,250,490
Shares based consulting and other reverse take-over fees	12,249,762	1,029,400	-	-	-	1,029,400
Share based compensation	6,070,976	1,148,419	-	-	-	1,148,419
Warrants issued	-	(295,268)	295,268	-	-	-
Shares issued as RTO finder’s fee	641,666	134,750	-	-	-	134,750
Foreign exchange translation	-	-	-	-	(84)	(84)

Balance – April 30, 2019	137,376,349	9,449,979	371,133	(9,742,313)	(84)	78,715

	Common Shares
					Accumulated
					other
					comprehensive
	Number	Amount	Reserves	Deficit	income	Total
		$	$	$	$	$

Balance – November 22, 2017	-	-	-	-	-	-
Net loss for the period	-	-	-	(2,124,565)	-	(2,124,565)
Shares issued to founders in exchange for cash consideration	24,219,524	400,000	-	-	-	400,000
Shares issued to founders in exchange for services rendered	9,990,553	165,000	-	-	-	165,000
Shares issued under private placement	42,803,417	3,455,376	-	-	-	3,455,376
Share issuance costs for private placement	-	(124,146)	-	-	-	(124,146)
Broker warrants issued under private placement	-	(75,865)	75,865	-	-	-
Shares issued in exchange for management consulting fees	12,109,762	1,000,000	-	-	-	1,000,000
Share based compensation	19,981,107	377,595	-	-	-	377,595

Balance – April 30, 2018	109,104,363	5,197,960	75,865	(2,124,565)	-	3,149,260

The accompanying notes are an integral part of the consolidated financial statements.

Graph Blockchain Inc. (formerly Reg Technologies Inc.)

Consolidated Statements of Cash Flows

(Expressed in Canadian dollars, unaudited)

	Year ended	Period from
	April 30, 2019	November 22,
		2017 (date of
		incorporation)
		to April 30,
		2018
	$	$
Cash flows used in operating activities
Net loss	(7,617,748)	(2,124,565)
Adjustments to reconcile net loss to operating cash flow
Depreciation of property and equipment (note 6)	15,964	981
Other reverse take-over fees – share based (notes 8 and 10)	884,956	-
Share based consulting fees (notes 8 and 10)	29,400	1,049,956
Share based compensation (notes 8 and 10)	1,148,419	377,595
Shares subscribed in private placements for services to be rendered (notes 4 and 8)	475,032	133,333
Loss allowance on loan receivables (note 11)	66,564	-
Accretion on loan receivables (note 11)	(1,888)	-
Listing expense (note 4)	1,556,110	-
Net change in operating assets and liabilities (note 7)	131,600	74,217

	(3,311,591)	(488,483)

Cash flows used in investing activities
Purchase of property and equipment (note 6)	(26,902)	(21,468)
Issuance of loan receivables (note 11)	(253,000)	-
Repayments of loan receivables (note 11)	12,000	-
Net cash received in reverse takeover (note 4)	228	-

	(267,674)	(21,468)

Cash flows from financing activities
Loan payable (note 10)	115,200	-
Proceeds from issuance of share warrants (notes 4 and 8)	199,718	-
Proceeds from issuance of share capital (notes 4 and 8)	466,010	3,331,230

	780,928	3,331,230

Effect of exchange rate changes on cash and cash equivalents	(771)	-

Increase (decrease) in cash and cash equivalents	(2,799,108)	2,821,279
Cash and cash equivalents, beginning of year	2,821,279	-

Cash and cash equivalents, end of year	22,171	2,821,279

The accompanying notes are an integral part of the consolidated financial statements.

Graph Blockchain Inc. (formerly Reg Technologies Inc.)

Notes to Consolidated Financial statements

For the year ended April 30, 2019 and period from November 22, 2017 to April 30, 2018

(Expressed in Canadian dollars)

1	Description of business and organization

Graph Blockchain Inc (the “Company”, formerly Reg Technologies Inc. or “RegTech”) is a private blockchain technology company that develops, markets and implements high performance private blockchain database management solutions. The Company’s solution provides for a unique and more streamlined way of filtering through blockchain based data, providing users with querying capabilities, meta data management, and advanced analytics.

The Company is a publicly traded corporation, incorporated in the province of British Columbia, and its head office is located at 2161 Yonge St., Suite 210, Toronto, Ontario, M4S 3A6 Canada. The Company’s common shares are listed on the Canadian Securities Exchange under the trading symbol “GBLC”. The Company was incorporated under the laws of the Province of British Columbia on October 6, 1982. On November 6, 2018, the Company completed its acquisition of Graph Blockchain Limited (“Graph”) through a reverse takeover, and changed the Company’s name to Graph Blockchain Inc. Refer to note 4 for more information.

2	Significant accounting policies

Basis of presentation and statement of compliance

These consolidated financial statements for the Company as and for the year ended April 30, 2019 (“consolidated financial statements”) have been prepared in accordance with International Financial Reporting Standards (“IFRS”), issued by the International Accounting Standards Board (“IASB”).

These consolidated financial statements were approved and authorized for issuance by the Company’s Board of Directors on August 28, 2019. These consolidated financial statements are presented in Canadian dollars which is also the Company’s functional currency. The Company has one wholly-owned entity (unincorporated), the South Korean branch of Graph Blockchain Inc. with a Korean Won functional currency. The accounting policies have been applied consistently in these consolidated financial statements, unless otherwise indicated.

Foreign currency transactions are translated into Canadian dollars at exchange rates in effect on the date of the transactions. Monetary assets and liabilities denominated in foreign currencies at the statement of financial position date are translated to Canadian dollars at the foreign exchange rate applicable as at that date. Realized and unrealized exchange gains and losses are recognized through profit or loss.

The assets and liabilities of foreign operations are translated in Canadian dollars at year-end exchange rates. Income and expenses, and cash flows of foreign operations are translated into Canadian dollars using average exchange rates. Exchange differences resulting from translating foreign operations are recognised in other comprehensive loss and accumulated in equity.

Certain comparatives have been reclassified to conform with current year presentation.

Going concern

These consolidated financial statements were prepared on a going concern basis under the historical cost basis of accounting. As at April 30, 2019, the Company has a deficit of $9,742,313 (April 30, 2018 - $2,124,565). For the year

Graph Blockchain Inc. (formerly Reg Technologies Inc.)

Notes to Consolidated Financial statements

For the year ended April 30, 2019 and period from November 22, 2017 to April 30, 2018

(Expressed in Canadian dollars)

ended April 30, 2019, the Company recognized a net loss of $7,617,748 (November 22, 2017 to April 30, 2018 - $2,124,565) and had net cash outflows from operating activities of $3,311,591 (November 22, 2017 to April 30, 2018 - $488,483). At April 30, 2019 the Company has insufficient cash to fund its planned operations for the next twelve months. These conditions indicate the existence of a material uncertainty that raise substantial doubt about the Company’s ability to continue as a going concern

The Company’s ability to continue as a going concern is dependent upon the ability of the Company to generate sufficient revenues and positive cash flows from its operating activities and/or obtain sufficient additional financing to settle its obligations and fund its planned operations. Accordingly, the Company may need further financing in the form of debt, equity or a combination thereof for the next twelve months. There can be no assurance that additional funding will be available to the Company, or, if available, that this funding will be on acceptable terms. If adequate funds are not available, the Company may be required to delay or reduce the scope of any or all of its projects.

These financial statements do not reflect adjustments that would be necessary if the going concern assumption were not appropriate. Should the Company be unable to generate sufficient cash flow from operations or financing activities, the carrying value of the Company’s asset could be subject to material adjustments and other adjustments may be necessary to these financial statements should such events impair the Company’s ability to continue as a going concern.

Basis of consolidation

Theses consolidated financial statements include the accounts of the Company’s wholly owned subsidiary, Graph, as defined in note 4 below. Any references to Company include references to such subsidiary. Intercompany balances and transactions are eliminated upon consolidation and preparation of these consolidated financial statements, and any unrealized income and expenses arising from intercompany transactions, are eliminated.

Operating segments

Management has determined that the Company operates in two reportable operating segments based on geographical region. The Company provides blockchain services with a head office located in Canada (“Graph Canada”) and a branch located in South Korea (“Graph Korea”).

Revenue from contracts with customers

Nature of goods and services

The following is a description of principal activities – separated by reportable segments – from which the Company generates its revenue. For more detailed information about reportable segments, see note 5.

a)	Graph Canada

During the year ended April 30, 2019, the Graph Canada segment of the Company principally generated revenue from providing blockchain planning and consulting services for a Canadian customer, which is the Company’s single performance obligation in the revenue contract.

Graph Blockchain Inc. (formerly Reg Technologies Inc.)

Notes to Consolidated Financial statements

For the year ended April 30, 2019 and period from November 22, 2017 to April 30, 2018

(Expressed in Canadian dollars)

Products and service	Nature, timing of satisfaction of performance obligations and significant payment terms
Development plan and budget for the blockchain platform	The Company recognizes revenue at the point in time when a customer takes control of and accepts the project development plan and budget, at which point the performance obligation is considered met

b)	Graph Korea

During the year ended April 30, 2019, the Graph Korea segment of the Company generated revenue from delivering blockchain solution built for customers based in the Republic of Korea, which is the Company’s single performance obligation under the revenue contracts.

Products and service	Nature, timing of satisfaction of performance obligations and significant payment terms
Prototype blockchain solution services	Revenue is recognized at the point in time when the customer takes control of and accepts the prototype, at which point the performance obligation is considered met.

Billings or payments received from customers in advance of revenue recognition are recorded as contract liabilities on the consolidated statements of financial position, and costs incurred for developing the prototype are recorded as inventory on the consolidated statements of financial position.

Revenue recognition

Revenue is recognized when a customer obtains control of promised goods or services. The Company follows the below criteria when assessing whether control has been obtained by a customer:

(a)	The Company has a present right to payment; and
(b)	The customer obtains legal title; and
(c)	The Company has transferred physical possession of the goods or services; and
(d)	The customer has the significant risks and rewards of ownership of the goods or services; and
(e)	The customer has accepted the goods or services.

Financial instruments

a)	Classification of financial assets

Financial assets are classified and measured based on the three categories: amortized cost, fair value through other comprehensive income (“FVOCI”) and fair value through profit and loss (“FVTPL”). Financial liabilities are classified and measured in two categories: amortized cost or FVTPL. Under IFRS 9, derivatives embedded in contracts where the host is a financial asset in the scope of the standard are not separated, but the hybrid financial instrument as a whole is assessed for classification.

Graph Blockchain Inc. (formerly Reg Technologies Inc.)

Notes to Consolidated Financial statements

For the year ended April 30, 2019 and period from November 22, 2017 to April 30, 2018

(Expressed in Canadian dollars)

The following table summarizes the classification of the financial instruments under IFRS 9:

Classification

Cash and cash equivalents	FVTPL
Trade and other receivables	Amortized cost
Loan receivables	Amortized cost
Accounts payable and accrued liabilities	Amortized cost
Loan payables	Amortized cost

On initial recognition, a financial asset is classified as measured at amortized costs, FVTPL, or FVTOCI. Financial assets are not reclassified subsequent to their initial recognition unless the Company changes its business model for managing assets, in which case all affected financial assets are reclassified on the first day of the first reporting period following the change in the business model. The Company recognizes trade receivables initially when they are originated. All other financial assets are initially recognized when the Company becomes a party to the contractual provisions of the instrument. All trade receivables without a significant financing component as defined in IFRS 15 are initially measured at their transaction prices as defined in IFRS 15. All other financial assets are initially measured at fair value plus, for items not classified as FVTPL, transaction costs that are directly attributable to its acquisition.

Subsequent to initial recognition, FVTPL financial assets are measured at fair value with change in fair value recognized in profit and loss. Financial assets as amortized costs are measured at cost using the effective interest method. The amortized cost is reduced by impairment losses. Interest income, foreign exchange gains and losses and impairment are recognized in profit of loss. Any gain or loss on derecognition is recognized in profit or loss.

All financial liabilities are initially recorded at fair value and designated upon inception as FVTPL or other financial liabilities. The Company recognizes debt securities it issues when they originate. All other financial liabilities are initially recognized when the Company becomes a party to the contractual provisions of the instrument.

Financial liabilities classified as other financial liabilities are initially recognized at fair value less directly attributable transaction costs. After initial recognition, other financial liabilities are subsequently measured at amortized cost using the effective interest method. The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments through the expected life of the financial liability or, where appropriate, a shorter period.

Financial liabilities classified as FVTPL include financial liabilities held for trading and financial liabilities designated upon initial recognition as FVTPL. Transaction costs on financial liabilities classified as FVTPL are expensed as incurred. Fair value changes on financial liabilities classified as FVTPL are recognized through the statement of comprehensive income/(loss). At the end of each reporting period subsequent to initial recognition, financial liabilities at FVTPL are measured at fair value, with changes in fair value recognized directly in the statement of comprehensive loss in the period in which they arise.

Graph Blockchain Inc. (formerly Reg Technologies Inc.)

Notes to Consolidated Financial statements

For the year ended April 30, 2019 and period from November 22, 2017 to April 30, 2018

(Expressed in Canadian dollars)

b)	Impairment of financial assets

For financial assets carried at amortized cost, the Company recognizes loss allowances for expected credit losses (“ECLs”). ECLs are a probability-weighted estimate of credit losses. The Company applies a three-stage approach to measure ECLs. The Company measures loss allowance at an amount equal to twelve months of expected losses if the credit risk at the reporting date has not increased significantly since initial recognition (Stage 1) and at an amount equal to lifetime expected losses if there is a significant increase in credit risk since origination (Stage 2) and at an amount equal to lifetime expected losses which are credit impaired (Stage 3).

The Company considers a significant increase in credit risk to have occurred if contractual payments are more than 30 days past due and considers the financial assets carried at amortized cost to be in default if they are 90 days past due. A significant increase in credit risk or default may have also occurred if there are other qualitative factors (including forward looking information) to consider; such as borrower specific information (i.e. change in credit assessment). Such factors include consideration relating to whether the counterparty is experiencing significant financial difficulty, there is a breach of contract, concessions are granted to the counterparty that would not normally be granted, or it is probable the counterparty will enter into bankruptcy or a financial reorganization.

Significant increases in credit risk are assessed based on changes in probability of default of a financial asset subsequent to initial recognition. The Company uses past due information to determine whether credit risk has increased significantly since initial recognition. Financial assets are considered to have experienced a significant increase in credit risk and are reclassified to Stage 2 if a contractual payment is more than 30 days past due as at the reporting date.

The Company defines default as the earlier of when a contractual payment is more than 90 days past due or when a loan becomes insolvent as a result of customer bankruptcy. Financial assets that have experienced a default event are considered to be credit impaired and are reclassified as Stage 3 loans.

The Company writes off an impaired financial asset, either partially or in full, when there is no realistic prospect of recovery. Where financial assets are secured, write-off is after the expected receipts from the realization of collateral.

Critical Accounting Estimates and Judgements

The preparation of these consolidated financial statements in conformity with IFRS requires management to make estimates and judgements that affect the applications of accounting policies regarding certain types of assets, liabilities, revenues, and expenses in the preparation of these consolidated financial statements. Estimates and judgments are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the year in which the estimates are revised and in any future years affected. These estimates and assumptions are based on management’s historical experience, best knowledge of current events and conditions and activities that the Company may undertake in the future. Actual results could differ materially from these estimates.

Judgements

Areas requiring judgements include timing of recognizing revenue, impairment of financial assets and valuation of equity instruments issued under share-based payment arrangements.

Graph Blockchain Inc. (formerly Reg Technologies Inc.)

Notes to Consolidated Financial statements

For the year ended April 30, 2019 and period from November 22, 2017 to April 30, 2018

(Expressed in Canadian dollars)

a) Revenue recognition

The Company uses judgement to assess whether contracts contain multiple products and services sold and whether these should be considered distinct and accounted as separate performance obligations or together. Estimates are required when allocating revenue where multiple performance obligations exist in a contract. Judgment is required as to determining when control of the product has been transferred to the customer.

b) Impairment of financial assets

The Company uses judgement to estimate the expected credit losses which is determined based on stage assessment. The ECL model requires judgement including but not limited to consideration of how changes in economic factors affect the ECLs.

c) Share-based payment

The Company measures the cost of equity-settled transactions by reference to the fair value of the equity instruments at the date at which they are granted. Estimating fair value for share-based payment transactions requires determining the most appropriate valuation model, which is dependent on the terms and conditions of the grant. This estimate also requires determining the most appropriate inputs to the valuation model including the expected life of the share option, volatility and dividend yield and making assumptions about them.

Estimates

The effect of a change in an accounting estimate is recognized prospectively by including it in comprehensive loss in the year of the change, if the change affects that year only, or in the year of the change and future years, if the changes affects both.

Provisions

A provision is a liability of uncertain timing or amount. Provisions are recognized when the Company has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated.

The amount recognized as a provision is the best estimate of the consideration required to settle the obligation at the end of the reporting period, taking into account the risks and uncertainties surrounding the obligation. When a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows.

Property and equipment

Property and equipment are carried at cost less accumulated depreciation. Assets under capital leases are recorded at the present value of the minimum future lease payments at the time of inception. Gains and losses arising on the disposal of individual assets are recognized in income in the period of disposal. Costs, including financing charges and certain design, construction and installation costs, related to assets that are under construction and are in the process of being readied for their intended use are recorded as construction in progress and are not subject to amortization.

Depreciation, which is recorded from the date on which each asset is available for service, is generally provided for on a

Graph Blockchain Inc. (formerly Reg Technologies Inc.)

Notes to Consolidated Financial statements

For the year ended April 30, 2019 and period from November 22, 2017 to April 30, 2018

(Expressed in Canadian dollars)

straight-line basis over the estimated useful lives of the property and equipment as follows:

Computer equipment	2 years
Office equipment and furniture	5 years

Maintenance and repairs are charged to expense as incurred. Renewals and betterments, which materially prolong the useful lives of the assets, are capitalized. The cost and related accumulated depreciation of property retired or sold are removed from the accounts, and gains or losses are recognized in the statement of loss and comprehensive loss.

Impairment of non-financial assets

At each reporting date, the Company reviews the carrying amounts of its non-financial assets (other than deferred tax assets) to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated using discounted cash flows.

For impairment testing, assets are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or CGUs. The recoverable amount of an asset or CGU is the greater of its value in use and its fair value less costs to sell. Value in use is based on estimated future cash flows, discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU.

An impairment loss is recognized if the carrying amount of an asset or CGU exceeds its recoverable amount. Impairment losses are recognized in profit or loss. They are allocated first to reduce the carrying amount of any goodwill allocated to the CGU, and then to reduce the carrying amounts of the other assets in the CGU on a pro rata basis.

An impairment loss in respect of goodwill is not reversed. For any other assets, an impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

Leases

Leases entered into by the Company in which substantially all of the benefits and risks of ownership are transferred to the Company are recorded as obligations under capital leases and under the corresponding category of property and equipment. Obligations under capital leases reflect the present value of future lease payments, discounted at an appropriate interest rate, and are reduced by rental payments, net of imputed interest. Property and equipment under capital leases are depreciated based on the effective useful lives of the assets. All other leases are classified as operating leases and leasing costs, including any rent holidays, leaseholds incentives, and rent concessions, are amortized on a straight-line basis over the lease term.

Income taxes

Income tax expense (benefit) comprises current and deferred tax. Current tax and deferred tax are recognized in profit or loss except to the extent that they relate to a business combination, or items recognized directly in equity or in other comprehensive income. Current tax is the expected tax payable or receivable on the taxable income or loss for the period, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years. Current tax payable also includes any tax liability arising from the declaration of dividends. Deferred tax

Graph Blockchain Inc. (formerly Reg Technologies Inc.)

Notes to Consolidated Financial statements

For the year ended April 30, 2019 and period from November 22, 2017 to April 30, 2018

(Expressed in Canadian dollars)

is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes.

Deferred tax is not recognized for temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss, temporary differences related to investments in subsidiaries and associates to the extent that it is probable that they will not reverse in the foreseeable future, and taxable temporary differences arising on the initial recognition of goodwill.

Share based compensation

The grant-date fair value of equity-settled share-based payment arrangements granted to employees is generally recognized as share based compensation in the consolidated statements of comprehensive loss, with a corresponding increase in equity, over the vesting period of the awards. The amount recognized as an expense is adjusted to reflect the number of awards for which the related service and non-market performance conditions are expected to be met, such that the amount ultimately recognized is based on the number of awards that meet the related service and non-market performance conditions at the vesting date. Share-based payment arrangements granted to non-employees are valued at the fair value of the goods or service received, measured at the date on which the goods are received, or the services are rendered. If the entity cannot estimate reliably the fair value of the goods or services received, the entity shall measure the value and the corresponding increase in equity, indirectly, by reference to the fair value of the equity instruments granted, which the Company does using the Black-Scholes option-pricing model.

The increase in equity recognized in connection with a share based payment transaction is presented in the “Reserves” line item on the consolidated statements of financial position, as separate component in equity. For share-based payment awards with market conditions, the grant-date fair value of the share-based payment is measured to reflect such conditions and there is no true-up for differences between expected and actual outcomes.

3	Future accounting pronouncements

The IASB has issued the following applicable standard:

In January 2016, the IASB issued IFRS 16, Leases. The mandatory effective date of IFRS 16 is for annual periods beginning on or after January 1, 2019. This standard introduces a single lessee accounting model and requires a lessee to recognize assets and liabilities for all leases with a term of more than 12 months, unless the underlying asset is of a low value. A lessee is required to recognize a right-of-use asset representing its right to use the underlying asset and a lease liability representing its obligation to make lease payments. The Company is currently in the process of calculating the impact of IFRS 16 on its consolidated financial statements and expects that on adoption of the standard, there will be an increase to assets and liabilities, as the Company will be required to record a right-of-use asset and a corresponding lease liability on its consolidated statements of financial position. In addition, the Company expects a decrease to its “Office and general” expense, an increase to finance costs (due to accretion of the lease liability) and an increase to depreciation and amortization (due to amortization of the right-of-use asset).

4	Reverse take-over

On November 6, 2018, the Company completed its acquisition of Graph Blockchain Limited (“Graph”) by way of a three-cornered amalgamation among the Company, Graph, and 2659468 Ontario Inc., a wholly-owned subsidiary of the Company, whereby 2659468 Ontario Inc and Graph amalgamated to form a newly amalgamated company (“Amalco”). As

Graph Blockchain Inc. (formerly Reg Technologies Inc.)

Notes to Consolidated Financial statements

For the year ended April 30, 2019 and period from November 22, 2017 to April 30, 2018

(Expressed in Canadian dollars)

a result of the Amalgamation, the holders of common shares of Graph exchanged such common shares for RegTech common shares on a one for one basis, and Amalco became a wholly-owned subsidiary of RegTech.

The shareholders of Graph owned 96% of the common shares of the Company and as a result, the transaction is considered a reverse acquisition of RegTech by Graph. For accounting purposes, Graph is considered the acquirer, and RegTech, the acquiree. Accordingly, the consolidated financial statements are a continuation of the financial statements of Graph which has a financial year end of April 30 and a date of incorporation of November 22, 2017. The results of operations of RegTech are included in the consolidated financial statements of the Company from the date of the reverse acquisition, November 6, 2018.

The following summarizes the reverse takeover of RegTech by Graph and the assets acquired and liabilities assumed as at November 6, 2018:

Amount $
Consideration
Fair value of consideration paid to former RegTech holders of common shares and debtholders (5,954,715 common shares at $0.21 per common share)	1,250,490
Debt forgiveness for amounts due to Graph from RegTech	66,746
Finder’s Fee (641,666 common shares at $0.21 per common share)	134,750

1,451,986
Identifiable assets acquired and liabilities assumed
Cash	228
Trade and other receivables	1,847
Accounts payable and accrued liabilities	(106,199)
(104,124)

Listing expense	1,556,110

A reverse takeover transaction involving a non-public operating entity and a non-operating company is considered to be in substance a share based payment transaction and is not a business combination. Any difference in the value of the shares deemed to have been issued by the accounting acquirer and the fair value of the acquiree’s net assets (liabilities) received (assumed), have been included in the listing expense on the consolidated statements of comprehensive loss.

The Company recorded in “Other reverse take-over fees” in the consolidated statement of loss and comprehensive loss, $1,185,692 of professional, regulatory and other fees with respect to the reverse takeover, including $884,956 management consulting fees charged by a shareholder company of the Company as disclosed in Note 10(d) of these consolidated financial statements.

In connection with the above transaction, Graph completed a non-brokered private placement on November 6, 2018 of 3,354,867 units to raise gross proceeds of $1,006,460 that closed concurrently with the above transaction. Each unit was at a price of $0.30 and consisted of one common share and one warrant of Graph. Each warrant shall be exercisable into one common share of Graph at a price of $0.40 for a period of 18 months from the date of issuance. Certain dealers and arms-length finders were paid 8% of the gross proceeds. Share issuance costs of $22,232 comprised of $13,000 in respect

Graph Blockchain Inc. (formerly Reg Technologies Inc.)

Notes to Consolidated Financial statements

For the year ended April 30, 2019 and period from November 22, 2017 to April 30, 2018

(Expressed in Canadian dollars)

of cash finders’ fees, together with other cash expenses of $9,232, resulting in net proceeds of $984,228, of which $688,960 has been allocated to “share capital” for the shares issued and $295,268 has been allocated to “Reserve” for the warrants issued on the consolidated statements of financial position (note 8).

The non-brokered private placement on November 6, 2018 includes cash subscriptions of $324,020 for 1,080,067 common shares which were issued to certain marketing service providers of the Company. Subsequent to the subscriptions the Company paid $318,500 to the same service providers for various marketing service agreements entered into, in substance, these transactions have been treated as issuance of shares for services. $208,365 of the total $318,500 has been included in “Office and general” in the consolidated statement of loss and comprehensive loss during the year ended April 30, 2019, and as at April 30, 2019, the remaining $110,135 is included in “Prepaid expense and other assets”.

5	Operating segments

The Company has two geographic segments as defined in note 2 to these consolidated financial statements.

Segment information of the Company is summarized as follows:

	Graph	Graph	Consolidated
	Canada	Korea	totals
	$	$	$
For the year ended April 30, 2019
Revenue	15,000	2,176,864	2,191,864
Segment loss	(7,049,063)	(568,685)	(7,617,748)
Depreciation and amortization	11,779	4,185	15,964
Finance income	(15,234)	934	(14,300)
Share based consulting	29,400	-	29,400
Share based compensation	1,148,419	-	1,148,419
Management Fee	-	(69,390)	(69,390)
Impairment of financial assets (included in Other operating expenses)	66,564	-	66,564
Listing expense	1,556,110	-	1,556,110
Other reverse take-over fees	1,185,692	-	1,185,692

Segment assets	602,829	90,163	692,992
Capital expenditure	3,659	23,243	26,902
Segment liabilities	435,039	179,238	614,277

For the period from November 22, 2017 to April 30, 2018, there were no operations within the Graph Korea segment.

For the year ended April 30, 2019, the revenue in the amount of $2,176,864 from the Graph Korea segment is generated from one customer, and represented 99% of the total revenue (November 22, 2017 to April 30, 2018 – $nil revenue).

Graph Blockchain Inc. (formerly Reg Technologies Inc.)

Notes to Consolidated Financial statements

For the year ended April 30, 2019 and period from November 22, 2017 to April 30, 2018

(Expressed in Canadian dollars)

6	Property and equipment

	Computer equipment $	Office equipment and furniture $	Total $
Cost
Balance at November 22, 2017	-	-	-
Additions	19,027	2,441	21,468

Balance at April 30, 2018	19,027	2,441	21,468

Balance at April 30, 2018	19,027	2,441	21,468
Additions	26,727	175	26,902

Balance at April 30, 2019	45,754	2,616	48,370

Accumulated depreciation
Balance at November 22, 2017	-	-	-
Depreciation	938	43	981

Balance at April 30, 2018	938	43	981

Balance at April 30, 2018	938	43	981
Depreciation	15,440	524	15,964

Balance at April 30, 2019	16,378	567	16,945

Carrying amounts

Balance at April 30, 2018	18,089	2,398	20,487

Balance at April 30, 2019	29,376	2,049	31,425

7	Net change in operating assets and liabilities

	Year ended April 30, 2019	November 22, 2017 to April 30, 2018
	$	$
Cash flows provided by (used in)
Trade and other receivables	124,610	(48,473)
Prepaid expenses and other assets	(132,887)	(64,189)
Accounts payable and accrued liabilities	149,877	176,879
Contract liabilities	(10,000)	10,000

	131,600	74,217

Supplemental cash flow information

Share based payments for consulting fees related to the RTO included a non-cash portion related to HST, which was recorded as HST receivable, amounting to $115,044. Debt forgiveness of $66,746 upon reverse take-over (note 4) was

Graph Blockchain Inc. (formerly Reg Technologies Inc.)

Notes to Consolidated Financial statements

For the year ended April 30, 2019 and period from November 22, 2017 to April 30, 2018

(Expressed in Canadian dollars)

included in listing expenses. Included in prepaid expenses, there is $110,135 (April 30, 2018 - $266,667) relating to shares deemed issued for services (notes 4 and 8).

8	Share capital and reserves

a)	Common shares

The Company is authorized to issue an unlimited number of common shares with no par value.

Issuances of common shares are recorded in “Share capital” on the consolidated statements of financial position. The effects of a share split effective October 1, 2018, as disclosed in this note, have been reflected on a retroactive basis.

The following summarizes transactions involving the common shares of the Company:

	Number	Amount
		$
Shares issued and outstanding at November 22, 2017	-	-
Shares issued to founding companies in exchange for cash consideration	24,219,524	400,000
Shares issued to founders in exchange for services rendered	9,990,553	165,000
Shares issued from private placements, net of fees	42,803,417	3,255,365
Shares issued in exchange for management consulting fees (note 10)	12,109,762	1,000,000
Share based compensation	19,981,107	377,595

Shares issued and outstanding at April 30, 2018	109,104,363	5,197,960

	Number	Amount
		$
Shares issued and outstanding at April 30, 2018	109,104,363	5,197,960
Shares issued in exchange for consulting fees (note 10)	12,249,762	1,029,400
Share based compensation	6,070,976	1,148,419
Shares issued to RegTech’s shareholders and debtholders (note 4)	5,954,715	1,250,490
Shares issued as finder’s fee (note 4)	641,666	134,750
Shares issued from private placements, net of fees (note 4)	3,354,867	688,960

Shares issued and outstanding at April 30, 2019	137,376,349	9,449,979

On the inception of the Company, 24,219,524 shares were issued to two founding shareholder companies for cash consideration of $400,000. During the period from November 22, 2017 to April 30, 2018, 9,990,553 shares were issued to founders for various services rendered. The shares were valued based on recent financing transactions with founders in close proximity to the issuance of the shares for an amount of $165,000, included in “Share based consulting fees” in the statement of loss and comprehensive loss for the period from November 22, 2017 to April 30, 2018.

On January 10, 2018, the Company completed a non-brokered private placement (the “Private Placement”) for aggregate gross proceeds of $3,455,376. Under the Private Placement, the Company issued 41,843,791 shares in accordance with the terms and conditions of the subscription agreement representing a subscription price of $0.083 per share. In connection with the Private Placement, finder’s fees were paid to arm’s length parties in an amount equal to 8% of the size of the

Graph Blockchain Inc. (formerly Reg Technologies Inc.)

Notes to Consolidated Financial statements

For the year ended April 30, 2019 and period from November 22, 2017 to April 30, 2018

(Expressed in Canadian dollars)

Private Placement. This included cash commissions of $124,146, the grant of 1,665,818 brokers’ warrants and the issuance of 959,626 shares. Each whole broker’s warrant shall be exercisable for one common share of the Company at a price of

$0.083 per broker warrant for a period of 24 months from the closing date. As a result of the Private Placement, the Company received in net proceeds of $3,331,230, of which $3,255,365 has been allocated to “Share capital” for the shares issued and $75,865 has been allocated to “Reserves” for the broker warrants issued on the consolidated statement of financial position at April 30, 2018.

The non-brokered private placement on January 10, 2018 includes a total of 4,819,277 common shares for the amount of $400,000 issued to a consulting service provider of the Company. The company entered into a consulting service agreement, with the same consulting service provider, for an amount of $400,000 near the time of the private placement, which in substance has been treated as shares issued for services. The Company recorded $266,667 of the total $400,000 consulting expense in “Other operating expenses” in the consolidated statement of loss and comprehensive loss during the year ended April 30, 2019 ($133,333 during the period from November 22, 2017 to April 30, 2018).

During the period from November 22, 2017 to April 30, 2018, the Company issued 12,109,762 common shares in the amount of $1,000,000 to a shareholder company of the Company in exchange for management consulting fees, resulting in $884,956 (net of HST) being recorded in “Share based consulting fees” in the statement of loss and comprehensive loss for the period from November 22, 2017 to April 30, 2018. The shares issued were valued by comparing to recent cash issuance of the shares at the time.

On May 24, 2018, the Company issued 12,109,762 common shares in the amount of $1,000,000 to a shareholder company of the Company in exchange for management consulting fees, resulting in $884,956 (net of HST). The management consulting services provided is related to the reverse take-over, and is recorded in “Other reverse take-over fees” in the consolidated statement of loss and comprehensive loss. The shares issued were valued by comparing to recent cash issuance of the shares to arm’s length parties at the time.

On September 4, 2018, a special resolution of the shareholders of Graph was made to subdivide all of the issued and outstanding common shares on the basis of 1.210976238250372 post-subdivision shares for every one pre-subdivision share with an effective split date of October 1, 2018. Any resulting fractional shares was either rounded up or down to the nearest whole number. The result of subdivision has been applied retrospectively in the consolidated financial statements.

On October 4, 2018, the Company issued 5,000,000 common shares at $0.21 per share to certain employees, officers and directors of Graph and certain employees of a shareholder company who support the Company’s sales efforts, resulting in $1,020,600 (4,860,000 common shares) of “Share based compensation” and $29,400 (140,000 common shares) of “Share based consulting” recorded in the consolidated statement of loss and comprehensive loss. The shares were valued based on financing transactions in close proximity to the issuance of the shares to arm’s length parties.

On April 1, 2018, the Company issued 2,421,952 common shares in escrow to an officer of the Company, vesting over eight quarterly instalments with April 1, 2018 as the first vesting date. During the year ended April 30, 2019, 1,210,976 common shares have vested, resulting in $ 127,819 of “Share based compensation” recorded in the consolidated statement of loss and comprehensive loss for the year ended April 30, 2019 (April 30, 2018 – 302,744 common shares vested for $52,595). As the unvested shares are subject to claw-back provisions if performance conditions are not met, the remaining 908,232 shares held in escrow are not included in the issued and outstanding shares on the consolidated statement of changes in shareholders’ equity (April 30, 2018 – 2,119,208 shares remaining).

Graph Blockchain Inc. (formerly Reg Technologies Inc.)

Notes to Consolidated Financial statements

For the year ended April 30, 2019 and period from November 22, 2017 to April 30, 2018

(Expressed in Canadian dollars)

b)	Warrants

Issuances of warrants are recorded in “Reserves” on the consolidated statements of financial position. The following summarizes transactions involving warrants issued by the Company:

		Weighted
		average
	Number	exercise price
		$
Warrants outstanding at November 22, 2017	-	-
Brokers’ warrants issued in connection with the Private Placement	1,665,818	0.083

Warrants outstanding at April 30, 2018	1,665,818	0.083

		Weighted
		average
	Number	exercise price
		$
Warrants outstanding at April 30, 2018	1,665,818	0.083
Warrants issued in connection with private placements (note 4)	3,354,867	0.400

Warrants outstanding at April 30, 2019	5,020,685	0.295

The Company uses the Black-Scholes Option Pricing Model to value broker warrants issued in connection with private placements completed on January 10, 2018. The weighted average assumptions used in the model include: (i) Risk-free annual interest rate – 2.05%; (ii) Expected exercise price – $0.083; (iii) Expected life – 2 years; (iv) Annualized volatility

– 105%; (v) Expected dividend yield – 0%.

The Company uses the Black-Scholes Option Pricing Model to value warrants issued in connection with private placements on November 6, 2018. The weighted average assumptions used in the model include: (i) risk-free annual interest rate – 2.19%; (ii) expected exercise price – $0.40; (iii) expected life – 1.5 years; (iv) annualized volatility – 133%; and (v) expected dividend yield – 0%.

As at April 30, 2019, the outstanding warrants had a remaining useful life of 0.91 years with a reserve balance of $ 371,133 (April 30, 2018 – 1.70 years with a reserve balance of $75,865).

9	Loss per share

For the year ended April 30, 2019
Net loss	$(7,617,748)
Weighted average number of shares outstanding	128,640,939

Basic and diluted loss per share	$(0.059)

Graph Blockchain Inc. (formerly Reg Technologies Inc.)

Notes to Consolidated Financial statements

For the year ended April 30, 2019 and period from November 22, 2017 to April 30, 2018

(Expressed in Canadian dollars)

For the period from November 22, 2017 to April 30, 2018
Net loss	$(2,124,565)
Weighted average number of shares outstanding	84,572,847

Basic and diluted loss per share	$(0.025)

Basic loss per share is calculated by dividing the total loss by the weighted average number of shares outstanding during the year. Outstanding warrants as at April 30, 2019 of 5,020,685 have not been factored into the calculation as they are considered anti-dilutive. The effects of a share split effective October 1, 2018 as disclosed in note 8 have been applied on a retroactive basis.

The following table presents the maximum number of shares that would be outstanding if all dilutive and potentially dilutive instruments as described in note 8 were exercised or converted as at April 30, 2019:

Number
Common shares issued and outstanding	137,376,349
Common shares issued and held in escrow	908,232
Warrants outstanding	5,020,685

143,305,266

10	Related party transactions

a)	Office and general

During the year ended April 30, 2019, the Company incurred occupancy costs of $18,550 (November 22, 2017 to April 30, 2018 - $12,500) for rent charged by a shareholder company of the Company, and accounting fees of $7,000 (November 22, 2017 to April 30, 2018 - $1,000) charged by a company controlled by a director and officer of the Company, which have been included in “Office and general” in the consolidated statement of loss and comprehensive loss.

The Company entered into an 8 months management consulting agreement, which outsources the administrative and financial operations of the Company, with a shareholder company of the Company commencing November 1, 2018. The Company incurred $210,000 consulting fee during the year ended April 30, 2019 (November 22, 2017 to April 30, 2018 - $nil). As at April 30, 2019, $70,000 is included in “Prepaid expenses and other assets” (April 30, 2018 - $nil).

During the year ended April 30, 2019, the Company also incurred marketing related cost of $28,847 (November 22, 2017 to April 30, 2018 - $nil) charged by a company controlled by a director and shareholder of the Company, which has been included in “Office and general” in the consolidated statement of loss and comprehensive loss. As at April 30, 2019, $21,153 is included in “Prepaid expenses and other assets” (April 30, 2018 - $nil).

b)	Accounts payable and accrued liabilities

As at April 30, 2019, an amount of $78,723 (April 30, 2018 - $1,373) included accounts payable and accrued liabilities is due to certain officers and directors of the Company.

Graph Blockchain Inc. (formerly Reg Technologies Inc.)

Notes to Consolidated Financial statements

For the year ended April 30, 2019 and period from November 22, 2017 to April 30, 2018

(Expressed in Canadian dollars)

c)	Loan receivable and payables

On February 28, 2019, the company issued a one-year loan to a shareholder company for the amount of $120,000 bearing interest at 5.0% per annum. As of April 30, 2019, $108,000 principal payments remain outstanding and has been included in “Loan receivables” in the consolidated statements of financial positions.

On February 28, 2019, the company also entered into a one-year loan agreement with the Korea segment of a shareholder company for an amount of $115,200 bearing interest at 5.0% per annum, and has been included in “Loan payables” in the consolidated statements of financial positions. The loan may be repaid in part or in full prior to the maturity date.

d)	Share based other reverse take-over fee

During the year ended April 30, 2019, the Company incurred $884,956 of management consulting fees charged by a shareholder company of the Company (November 22, 2017 to April 30, 2018 - $884,956), in the form of 12,109,762 common shares of the Company. The management consulting services provided in the year ended April 30, 2019 is related to the reverse take-over, hence is included in “Other reverse take-over fees” in the consolidated statement of loss and comprehensive loss during the year ended April 30, 2019. During the period from November 22, 2017 to April 30, 2018, the Company also incurred $884,956 of management consulting fees to a shareholder company, which is included in “Share based consulting fees” in the consolidated statement of loss and comprehensive loss.

e)	Direct cost and Other operating expenses

During the year ended April 30, 2019, the Company paid $2,403,085 of direct development, prototype consulting and contract fulfillment costs charged by a shareholder company and a parent company of a shareholder company of the Company, which has been included in “Direct Cost” in the consolidated statement of loss and comprehensive loss.

During the year ended April 30, 2019, the Company also incurred $79,589 (November 22, 2017 to April 30, 2018 - $nil) for consulting services provided by a director of the Company, which has been included in “Other operating expenses” in the consolidated statement of loss and comprehensive loss.

f)	Private placements

A director of the Company participated in the November 2018 private placement, as disclosed in note 4, and subscribed to an aggregate of 166,667 units for proceeds of $50,000 shortly followed up with a consulting agreement with the Company owned by the director for the corresponding amount, in substance treated as shares issued for services.

g)	Management fees

During the year ended April 30, 2019, Graph Korea charged a shareholder company of the Company management fee in the amount of $ 69,390 for management services provided (November 22, 2017 to April 30, 2018 - $nil).

h)	Compensation of key management personnel

Key management includes members of the Board and executive officers of the Company. Compensation awarded to key management is listed below:

Graph Blockchain Inc. (formerly Reg Technologies Inc.)

Notes to Consolidated Financial statements

For the year ended April 30, 2019 and period from November 22, 2017 to April 30, 2018

(Expressed in Canadian dollars)

	Year ended April 30, 2019
	Amount	Shares
	$	awarded

Cash based salaries, benefits and severances	466,250	-
Share-based compensation	841,819	4,610,976

	1,308,069	4,610,976

	November 22, 2017 to April 30, 2018
	Amount	Shares
	$	awarded

Cash based salaries, benefits and severances	82,075	-
Share-based compensation	377,595	19,981,107

	459,670	19,981,107

11	Financial instruments and risk management

In common with all other businesses, the Company is exposed to risks that arise from its use of financial instruments. This note describes the Company’s objectives, policies and processes for managing those risks and the methods used to measure them. Further quantitative information in respect of these risks is presented below.

As at April 30, 2019, the Company’s financial instruments are comprised of cash and cash equivalents, trade and other receivable, loan receivables, accounts payable and accrued liabilities, and loan payables. The amounts reflected in the statement of financial position are carrying amounts and approximate their fair values due to their short-term nature.

General objectives, policies and processes

Management has overall responsibility for the determination of the Company’s risk management objectives and policies and, whilst retaining ultimate responsibility for them, it has delegated the authority for designing and operating processes that ensure the effective implementation of the objectives and policies to the Company’s finance function.

The overall objective of management is to set policies that seek to minimize risk as far as possible without unduly affecting the Company’s competitiveness and flexibility. The Company has established risk management policies and procedures designed to reduce the potentially adverse effects of price volatility on operating results and distributions. Further details regarding these policies are set out below.

Graph Blockchain Inc. (formerly Reg Technologies Inc.)

Notes to Consolidated Financial statements

For the year ended April 30, 2019 and period from November 22, 2017 to April 30, 2018

(Expressed in Canadian dollars)

Credit risk and economic dependence

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations. Financial instruments which are potentially subject to credit risk for the Company consists primarily of cash, trade and other receivables, and loan receivables carried at amortized cost.

Credit risk associated with cash is minimized by ensuring these financial assets are maintained with financial institutions of reputable credit and may be redeemed upon demand.

The Company applies the simplified approach to providing for expected credit losses (ECL) prescribed by IFRS 9, which permits the use of the lifetime expected loss provision for all trade and other receivables, while ECL calculation based on stage assessment has been performed for loan receivables. As at April 30, 2019, the impairment allowance relating to trade and other receivables is $1,847 (April 30, 2018 - $nil).

The following table sets out the stage continuity for the allowance for credit losses for loan receivables:

	Stage 1	Stage 2	Stage 3	Total
	$	$	$	$

Balance at May 1, 2018	-	-	-	-
Additions of new loan receivables	253,000	-	-	253,000
Repayments	(12,000)			(12,000)
Accretion income	1,888			1,888
Transfer between stages	-	-	-	-
Loss allowance on loans receivable	(66,564)	-	-	(66,564)

Balance at April 30, 2019	176,324	-	-	176,324

Balance at April 30, 2018	-	-	-	-

The loss allowance of $66,564 is recorded in “Other operating expenses, and is related to the loan receivable of $133,000 issued by the company as part of a potential future acquisition of Blockchain Innovations Inc (“BCI”), in which the letter of intent is signed on April 3, 2019. The loan is a secured loan issued on April 4, 2019 with a maturity date of July 4, 2019, bearing an interest rate of 10% per annum. Subsequent to April 30, 2019 and as at the date of these consolidated financial statements, the loan is in default and management has assessed there is deterioration of the credit risk on the loan receivable. The expected credit loss related to this loan is computed taking into consideration the probability of default occurring over the next twelve months (“PD”), exposure at default (“EAD”), and loss given default (“LGD”). Details of these inputs are as follows:

(i)	PD is an estimate of the likelihood of default over a given time horizon and is expressed as a percentage.

(ii)	EAD is the expected exposure in the event of default at a future default date and is expressed as an amount; and

(iii)

LGD is an estimate of the loss arising in case where a default occurs at a given time and is based on the difference between the contractual cash flows due and those that the Company would expect to receive, including from the realization of any collateral. It is expressed as a percentage of the EAD.

Graph Blockchain Inc. (formerly Reg Technologies Inc.)

Notes to Consolidated Financial statements

For the year ended April 30, 2019 and period from November 22, 2017 to April 30, 2018

(Expressed in Canadian dollars)

Using the same methodology as noted above, the Company assessed the expected credit loss on the loan receivables from a shareholder company for the amount of $120,000 to be $nil. A repayment of $12,000 was made during the year ended April 30, 2019, and the remaining $108,000 principal payments were made subsequent to year end.

Liquidity risk

Liquidity risk is the risk the Company will not be able to meet its financial obligations as they become due. The Company’s approach is to ensure it will have sufficient liquidity to meet operations, tax, capital and regulatory requirements and obligations, under both normal and stressed circumstances. Cash flow projections are prepared and reviewed by management to ensure a sufficient continuity of funding exists. The Company’s financial liabilities are comprised of its accounts payable and accrued liabilities, debt, and contingent consideration. The payments for the Company’s accounts payable and accrued liabilities are due in less than a year.

The following table sets out the Company’s contractual maturities (representing undiscounted contractual cash flows) of financial liabilities and commitments under operating leases of office premise:

	12 months	1 to 2 years	2 to 5 years	Total
	$	$	$	$

Accounts payable and accrued liabilities	499,077	-	-	499,077
Loan payable	115,200	-	-	115,200
Lease commitments	52,531	35,021	-	87,552

At April 30, 2019	666,808	35,021	-	701,829

Fair values of financial instruments

IFRS 7 - Financial Instruments: Disclosures requires disclosure of a three-level hierarchy (“FV hierarchy”) that reflects the significance of the inputs used in making fair value measurements and disclosures. Fair values of assets and liabilities included in Level 1 are determined by reference to quoted prices in active markets for identical assets and liabilities. Assets and liabilities in Level 2 include those whose valuations are determined using inputs other than quoted prices for which all significant outputs are observable, either directly or indirectly. Level 3 valuations are those based on inputs that are unobservable and significant to the overall fair value measurement.

Graph Blockchain Inc. (formerly Reg Technologies Inc.)

Notes to Consolidated Financial statements

For the year ended April 30, 2019 and period from November 22, 2017 to April 30, 2018

(Expressed in Canadian dollars)

12	Income taxes

The reconciliation of the combined Canadian federal and provincial statutory income tax rate of 26.5% (2018 - 26.5%) to the effective tax rate is as follows:

	Year ended April	November 22,
	30, 2019	2017 to April 30,
		$2018
		$

Net Loss before recovery of income taxes	(7,617,748)	(2,124,565)
Expected income tax (recovery) expense	(2,018,703)	(563,010)
Share based compensation and non-deductible expenses	982,969	296,158
Share issuance cost booked through equity	(5,892)	(32,899)
Change in unrecognized deferred income tax assets	1,041,626	299,751

Income tax expense (recovery)	-	-

Deferred taxes are provided as a result of temporary differences that arise due to the differences between the income tax values and the carrying amount of assets and liabilities. Deferred tax assets have not been recognized in respect of the following deductible temporary differences:

	April 30, 2019	April 30, 2018
	$	$

Property, plant and equipment	1,398	1,108
Share issuance costs - 20(1)(e)	375,250	184,567
Non-capital losses carried forward - Canada	4,651,870	945,458
Reserves	33,282

	5,061,800	1,131,133

Share issue and financing costs will be fully amortized in 2023.

The Company’s Canadian non-capital income tax losses expire as follows:

Amount
$

2018	945,458
2019	3,706,412

4,651,870

Graph Blockchain Inc. (formerly Reg Technologies Inc.)

Notes to Consolidated Financial statements

For the year ended April 30, 2019 and period from November 22, 2017 to April 30, 2018

(Expressed in Canadian dollars)

13	Capital management

The Company defines its capital as its shareholders’ equity. The Company’s objectives when managing capital are to maintain a sufficient capital base in order to meet its short-term obligations and at the same time preserve investors’ confidence required to sustain future development of the business. The Company is not exposed to any externally imposed capital requirements. There were no changes in the Company’s approach to capital management for the period from November 22, 2017 to April 30, 2018, and the year ended April 30, 2019.

14	Subsequent events

Subsequent to April 30, 2019, the Company has terminated the letter of intent to acquire BCI.

On August 16, 2019, the Company signed a Letter of Intent to acquire all of the issued and outstanding share capital of Cyberanking Ltd. (“Cyberanking”), a gamified Learning Management System company focused on the esports industry. Its core technology and platform focuses on aspects of mental and physical health, cognition, and improvement of practical skills within the competitive vertical of the esports industry. The purchase price will include: (i) $1,500,000 through the issuance of common shares of the Company at a deemed price of $0.05 per common share; (ii) two contingent consideration payments of $500,000 through the issuance of common shares of the Company, each to be paid on the achievement of certain financing and revenue milestones defined in the Definitive Agreement to be negotiated.